Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
American Realty Capital New York City REIT, Inc.
We consent to the incorporation by reference in the registration statement (No. 333-204433) on Form S-3D of American Realty Capital New York City REIT, Inc. of our report dated June 1, 2015, with respect to the Statements of Revenues and Certain Expenses of 123 William Street for the period from October 2, 2013 to December 31, 2013 and the year ended December 31, 2014, which report appears in the accompanying Amendment No.1 to Current Report on Form 8-K/A of American Realty Capital New York City REIT, Inc.
/s/ WEISERMAZARS LLP
Fort Washington, Pennsylvania
June 1, 2015